Ford

NEWS

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FOR IMMEDIATE RELEASE
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FORD ISSUES UPDATED EARNINGS GUIDANCE FOR 2005

o First-quarter earnings per share to exceed previous guidance of $0.25 to $0.35
o Full-year 2005 earnings per share guidance reduced to $1.25 to $1.50 per share
o Full-year automotive operating cash flow still expected to be positive
o Company doesn't expect $7 billion pre-tax profits by 2006


DEARBORN, Mich., April 8, 2005 - Ford Motor Company today reduced its full-year earnings guidance for 2005.

Last month, the Company said its full-year 2005 earnings-per-share would be at the lower end of its guidance, which was $1.75 to $1.95 per share. The Company now expects full-year earnings per share in 2005 to be in the range of $1.25 to $1.50. The Company said it still expects automotive operating cash flow to be positive and for 2005 automotive pre-tax profits to be break even at best. All earnings-per-share guidance excludes the effect of special items, which presently include items related to the Premier Automotive Group improvement plan, the Company's investments in fuel cell technologies, and the sale of a non-core business. Those special items are estimated to be in the range of $0.08 to $0.10 per share for the full year.

The updated guidance anticipates that first-quarter earnings, to be announced on April 20, will actually exceed the Company's previous first-quarter guidance of $0.25 to $0.35 per share. But the expected difficult business conditions in the automotive sector for the remainder of the year have affected the company's full-year outlook. In addition, while the company expects improvements in the future, it no longer expects to reach its previously stated goal of $7 billion in total company pre-tax profits, excluding special items, as early as 2006.

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"Historically  high  prices  for steel and crude  oil,  escalating  health  care expenses and a weak U.S. dollar presented formidable challenges as we entered 2005," said Don Leclair, executive vice president and chief financial officer. "Throughout the first quarter we saw those and other business factors worsening, and as a result in mid-March we announced that we expected our full-year performance to be at the lower end of the guidance we provided in January 2005. The Company's analysis of recent market trends, which include the prospect of higher and sustained gasoline prices and continued aggressive pricing actions by competitors, have led us to conclude that further challenges lie ahead. Accordingly, we have revised our earnings outlook for the full year."

Commenting on these developments, Ford Chairman and Chief Executive Officer Bill Ford said: "Although one of our strongest ever product line-ups has been well received by consumers around the world, we are not immune to the broad economic challenges we all face in our industry. In addition to launching great products, we've cut costs by $4 billion over the past three years, and we'll continue to stay focused on creating further efficiencies.

"Obviously there are actions we could take to achieve our pre-tax profit goal of $7 billion for 2006, but we will not mortgage Ford's future by chasing an objective set under vastly different market and economic conditions. We are unwilling to cut the essential investments in the products, technologies, infrastructure and expanding markets that are the very building blocks of our future.

"Given the recent difficulties in the market and the uncertainties in the global economy, we have been working for some time on the next logical extension of our business plan. We will provide an overview of our future direction and more details about our 2005 earnings outlook in our April 20 earnings call."

Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, manufactures and distributes automobiles in 200 markets across six continents. With more than 324,000 employees worldwide, the company's core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company and The Hertz Corporation.

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SAFE HARBOR

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

* greater price competition resulting from currency fluctuations, industry overcapacity or other factors;

* a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth, geo-political events or other factors;

* lower-than-anticipated market acceptance of new or existing products;

* economic distress of suppliers that may require us to provide financial support or take other measures to ensure supplies of materials;

* work stoppages at Ford or supplier facilities or other interruptions of supplies;

* the discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;

* increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions;

* unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;

* worse-than-assumed   economic  and  demographic   experience  for  our  post-
retirement benefit plans (e.g., investment returns, interest rates, health care cost trends, benefit improvements);

* currency or commodity price fluctuations, including rising steel prices;

* changes in interest rates;

* a market shift from truck sales in the U.S.;

* economic difficulties in any significant market;

* higher prices for, or reduced availability of fuel;

* labor or other constraints on our ability to restructure our business;

* a change in our requirements or obligations under long-term supply arrangements under pursuant to which we are obligated to purchase minimum quantities or a fixed percentage or pay minimum amounts;

* credit rating downgrades;

* inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts;

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* higher-than-expected credit losses;

* lower-than-anticipated residual values for leased vehicles;

* increased price competition in the rental car industry and/or a general decline in business or leisure travel due to terrorist attacks, acts of war, epidemic diseases or measures taken by governments in response thereto that negatively affect the travel industry; and

* our inability to implement the Revitalization Plan.